As filed with the Securities and Exchange Commission on February 25, 2011
Registration No. 333-123697

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALLEGHENY ENERGY, INC.
(Exact name of Registrant as Specified in Its Charter)

Maryland	13-5531602
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

800 Cabin Hill Drive
Greensburg, PA 15601
(Address of Principal Executive Offices) (Zip Code)

Rhonda S. Ferguson
Vice President and Corporate Secretary
FirstEnergy Corp.
76 South Main Street
Akron, Ohio
(330) 384-5620
(Name and address, including zip code, and telephone number, including area code, of agent for service)
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-3 (No. 333-123697) which was filed with the Securities and Exchange Commission on March 31, 2005, as amended on May 18, 2005 and August 30, 2005 (the “Registration Statement”), is being filed to deregister all shares of Allegheny Energy, Inc. (“Allegheny Energy”) common stock, $1.25 par value per share that were previously registered and have not been sold or otherwise issued as of the date of the filing of this Amendment.
     On February 25, 2011, pursuant to the terms of the Agreement and Plan of Merger dated as of February 10, 2010, as amended, by and among FirstEnergy Corp. (“FirstEnergy”), Element Merger Sub, Inc., a wholly-owned subsidiary of FirstEnergy (“Merger Sub”), and Allegheny Energy, Merger Sub merged with and into Allegheny Energy, with Allegheny Energy surviving as a wholly-owned subsidiary of FirstEnergy (the “Merger”).
     As a result of the Merger, Allegheny Energy has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Allegheny Energy in the Registration Statement to remove from registration by means of a post-effective amendment any securities registered under the Registration Statement which remain unsold at the termination of the offering, Allegheny Energy hereby removes from registration any securities registered under the Registration Statement which remain unsold.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Greensburg, Commonwealth of Pennsylvania, on February 25, 2011.

ALLEGHENY ENERGY, INC.
By:	/s/ Gary R. Leidich
	Name:	Gary R. Leidich
	Title:	President

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gary R. Leidich	Director and President (Principal Executive Officer)	February 25, 2011

Gary R. Leidich

/s/ Mark T. Clark	Director, Executive Vice President and Chief Financial Officer	February 25, 2011
Mark T. Clark	(Principal Financial Officer)

/s/ Harvey L. Wagner	Vice President and Controller (Principal Accounting Officer)	February 25, 2011

Harvey L. Wagner

/s/ Anthony J. Alexander	Director	February 25, 2011

Anthony J. Alexander